EXHIBIT 99.1

JoS. A. Bank Provides Earnings Update for Q3 of Fiscal Year 2013

Company Projects Adjusted EPS Percentage Increase of Mid to High Single Digits Excluding Transaction-Related Expenses

Sales and Gross Profit Margin Increase

HAMPSTEAD, Md., Nov. 12, 2013 (GLOBE NEWSWIRE) -- JoS. A. Bank Clothiers, Inc. (Nasdaq:JOSB) today announced that adjusted earnings are projected to increase to approximately $.49 to $.51 per diluted share, excluding the expense of legal and other professional services related to the Company's acquisition proposal for The Men's Wearhouse, Inc. of approximately $.02 to $.03 per diluted share. The adjusted earnings per diluted share would represent a gain of approximately 4%-9% over the $.47 per diluted share reported in the year-ago third quarter. GAAP earnings for the third quarter of fiscal year 2013 are expected to be approximately $.47 to $.49 per diluted share, including the transaction-related expenses.

The Company noted that actual results will depend on, among other things, adjustments that may arise from the normal quarter-end processing. The Company is scheduled to announce its third quarter financial results pre-market opening on December 5, 2013, followed by a conference call to discuss the results at 11:00 a.m. (EST) that morning. The third quarter of fiscal year 2013 ended November 2, 2013; the third quarter of fiscal year 2012 ended October 27, 2012.

"Our projected performance in the third quarter, which was somewhat affected by the government shutdown, marks a continuation of the positive trends we had seen at the end of the second quarter. Specifically, we project total sales to be up in the mid single digits, comparable store sales to be roughly flat, and sales in the direct business to be up in the double digits. Additionally, combined comparable store and Internet sales were up in the low single digits. We also expect to report a slight increase in our gross profit margin rate in the third quarter, which would represent the second consecutive quarterly increase," said R. Neal Black, President and CEO of JoS. A. Bank. "We believe we are realizing the benefits of the implementation of our new promotional marketing strategies, which we have been adjusting in recent quarters. These changes have positively impacted our marketing efficiency, which has improved again in the third quarter. Additionally, the non-promotional portion of our business continues to perform well, with ongoing increases in sales."

Mr. Black continued, "Looking ahead, we are highly focused on continuing to improve our sales trend. We feel confident that the strategies we have in place will enable us to show continued improvement and to further strengthen our brand and best position it for the future."

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 629 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Maryland, and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

Our statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors outside of our control that can affect our operating results, liquidity, and financial condition. Such factors include risks associated with the economy, weather, public health and other factors affecting consumer spending (including negative changes to consumer confidence and other recessionary pressures), higher energy and security costs, the successful implementation of our growth strategy (including our ability to finance our expansion plans), the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials (such as wool and cotton), seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs (including compliance with relevant legal requirements), the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. The identified risk factors and other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including, but not limited to, those described under "Risk Factors" in our Annual Report on Form 10-K for the year ended February 2, 2013 and our Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. Interim period sales are not necessarily indicative of sales expected for the full quarter. Furthermore, sales are just one component of earnings and no projection of earnings should be inferred from any discussion of interim period sales or other information in this release. We do not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in our assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, Maryland.
David E. Ullman
Executive Vice President/Chief Financial Officer
410-239-5715

or Investor Relations Information Request Website (http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-IRHome)

or Investor Relations Voicemail, 410-239-5900

E-commerce Address for JoS. A. Bank Clothiers, Inc.:
www.josbank.com